EQUITY INTERESTS TRANSFER AGREEMENT

BETWEEN

SHOUGUANG CITY HAOYUAN CHEMICAL COMPANY LIMITED,

GULF RESOURCES, INC.

SHOUGUANG CITY RONGYUAN CHEMICAL CO, LTD.

YihongYuan

Weihua Chen

Weijie Chen

AND

Cuiping Liu

DATED AS OF

January 12, 2015

This EQUITY INTERESTS TRANSFER AGREEMENT (this "Agreement") is entered into as of January 12, 2015 (the "Effective Date") in Shouguang City, Shandong Province, by and between the following parties:

(1) SHOUGUANG CITY HAOYUAN CHEMICAL COMPANY LIMITED, a company validly existing under the laws of China ("SCHC" or the “Buyer”), a subsidiary of Gulf Resources, Inc..

(2) GULF RESOURCES, INC. (“GURE”), a public company listed on NASDAQ and the parent company of SCHC.

(3) SHOUGUANG CITY RONGYUAN CHEMICAL COMPANY LIMITED, a company validly existing under the laws of China ("SCRC" or the “Target Company”). SCRC was registered on June 2007. Its business address is as follows: the Second Livind District, Qinghe Oildfield factory, Yangkou Township, Shouguang City, Shandong Province, China. SCRC has registered capital, which is fully paid, in the amount of RMB250 million. SCRC is a leading company based in China that manufacturers products used for antibiotics for human and animals.

(4) YihongYuan, Weihua Chen, Weijie Chen and Cuiping Liu, four individual residents of China, who own the following percentages of the equity interests of SCRC (collectively, the “Sellers”):

Cuiping Liu owns 0.296% of the equity interests of SCRC;
Weijie Chen owns 0.104% of the equity interests of SCRC;
Weihua Chen owns 39.84% of the equity interests of SCRC; and
Yihong Yuan owns 59.76% of the equity interests of SCRC.

WHEREAS: the Sellers wish to sell, transfer and convey 100% equity interests of SCRC, and SCHC wishes to purchase and acquire the same from the Sellers based on the price, conditions and understandings set forth in this Agreement.

After the transfer of all of the Sellers’ shares, SCHC will own 100% equity interests of SCRC, and shall be entitled to all of its profit as well as possible operational risks and losses.

The transfer of 100% equity interests of SCRC has been approved by all SCRC shareholders and board members.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged based on China and U.S. relevant laws, the parties agree as follows:

1. CERTAIN DEFINITIONS

"Closing" of the transactions contemplated by this Agreement shall occur when the transfer under this Agreement is approved by regulatory authorities, andupdates have been made to the register of members, and it has been registered and filed with relevant industrial and commercial bureaus in China (the "Closing Date").

"Person" shall mean any individual, entity or governmental body.

2. TRANSFER OF THE EQUITY INTERESTS AND PAYMENTS

2.1 The Sellers agree that, upon the Closing, they will complete the equity interests transfer registrations and relevant filings with China industrial and commercial bureaus after they receive approvals from various regulatory agencies and make such recordings on SCRC’s stock ledger.

2.2 The parties understand and acknowledge that the total purchase price for SCRC is RMB495,000,000 (the "Purchase Price"). Upon the terms and subject to all of the conditions contained herein, SCHC shall pay the Sellers, the following:

(a) 75% of RMB405,900,000 (the “Cash Purchase Price”) shall be paid in full within 3 business days of the Effective Date of this Agreement; and the remaining 25% of the Cash Purchase Price shall be paid in full within 3 business days of the Closing Date of this Agreement.

(b) 7,268,011shares of GURE’s common stock, par value $0.0005 per share (the “Restricted Stock”), at a price of $2.00 per share, representing an amount equal to RMB89,100,000 (approximately USD14,536,022) in the aggregate shall be issued by GURE to each Seller’s designee listed on the Exhibit 1 of this Agreement within 30 days of the Effective Date of this Agreement;

(c) The number of shares of Restricted Stock is based off of GURE common stock price at $2.00 per share. Based on the average closing price of GURE’s common stock on NASDAQ for the last 10 trading days prior to the Effective Date, which is $1.157, this represents a premium of 73%. The exchange rate applied shall be $1.00 = RMB6.1296, which is the published average exchange rate of the People’s Bank of China on January 9, 2015.

The Sellers understand and agree that the GURE shall cause the restrictive legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Restricted Stock, together with any other legends that may be required by GURE or by applicable laws of the United States:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.”

2.3 The parties understand and acknowledge that from the Effective Date until the Closing Date, all of SCRC’s income and rights shall belong to SCHC. SCRC shall not make any claim after the Closing Date. SCHC will not object to any board actions consistent with the terms of this Agreement which are made before the Closing Date.

2.4 Upon the Closing Date, Sellers shall  not have any rights, interests, or liabilities in SCRC.

2.5 All parties shall use their best efforts to complete the approval and registration procedures as soon as possible, including but not limited to, the modification registration at the industry and commercial bureau.

2.6 Any approvals or comments received by each party from the government, shall be promptly relayed to other parties by written notice.

3. REPRESENTATIONS AND WARRANTIES

3.1 The Sellers, jointly and severally, represent and warrant to SCHC the following:

(a) Authority.  Each Seller has the requisite power and authority to execute and deliver this Agreement and to perform his obligations hereunder, and to consummate the transactions hereby, and upon the execution and delivery of the instruments and documents specified herein. No further action will be required of the Sellers to vest legal title to and possession of SCRC in the name of SCHC, its successors and assigns, forever.

(b) Title to Assets. The Sellers have good and marketable title the shares held by each of them in SCRC which have not been pledged or guaranteed to others. The Sellers will be responsible for any and all the possible economic and legal liabilities as a result of a violation of this Section 3.1(b).

(c) Sellers guarantee that SCRC’s 2014 audited net income will not be less than RMB70 million, otherwise the Purchase Price shall be proportionally adjusted.

(d) Sellers shall assist SCHC after the Closing Date to ensure that the entire process is executed successfully, and shall work with SCHC to ensure that SCRC’s original suppliers and customers are transitioned properly within one year from the Closing Date. Otherwise, the Sellers shall be responsible for all the loss incurred by SCHC.

(f) Regulation S. None of the Sellers nor their designees are a "U.S. Person" as defined in Rule 902 of Regulation S promulgated under the Securities Act (the “Securities Act”).  At the time this transaction was originated, each of the Sellers and their designees were outside the United States.  Each of the Sellers or their designees are receiving the Restricted Stock solely for the their own accounts and not for the account or benefit of any U.S. Person.

3.2 Each of SCHC and the Sellers represent and warrant respectively to the other as follows:

(a) Each of SCHC and the Sellers warrants that they have taken all necessary actions for the execution and performance of this Agreement, and they have obtained all necessary approvals and/or authorizations to execute this Agreement.

(b) Except as otherwise disclosed, the performance of the transaction contemplated hereunder is not subject to the consent, approval or order of any governmental authorities or any other third parties, nor is it subject to any conditions precedent as registration with, qualification verification by or document delivery to any governmental authorities or any other third parties.

4. INDEMNIFICATION

4.1 If SCHC cannot obtain the equity interests of SCRC which the Sellers agree to sell under this Agreement due to the Sellers’ misrepresentation or concealing of the true situations of such equity interests, the Sellers shall return the full amount of the Purchase Price and pay to SCHC a compensation equal to the Purchase Price.

4.2 SCHC agrees to pay the Sellers overdue compensation for late payment at a rate of 0.05% per day of the overdue amount of the payment..

4.3 Taxes and Levy from Government Agency
All taxes and levy related to the transfer of SCRC equity interests shall be paid by the relevant party pursuant to relevant laws.

5. MISCELLANEOUS PROVISIONS.

5.1 Entire Agreement. This Agreement, along with the documents and agreements to be executed in connection herewith, constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

5.2 Modification. Any modification of this Agreement shall be made in written, and shall be effective upon the execution of all parties’ authorized representatives and the approval of the relevant authority.

5.3 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.

5.4 Counterparts. This Agreement may be executed in eight (8) counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together will constitute an integral party of this Agreement. Each of the seven signing parties will hold one original copy of this Agreement and the eighth original copy will be used for government authority approval purpose.

5.11 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of China.

5.12 Dispute Resolution. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within 2 months after the commencement of the negotiation, such dispute shall be referred to and finally settled by arbitration at Shandong Arbitration Committee in accordance with their rules. The arbitration ruling shall be final and binding to all parties.

[Signature page follows]

IN WITNESS HEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first hereinabove mentioned.

Buyer: SHOUGUANG CITY HAOYUAN CHEMICAL COMPANY LIMITED

  /s/ Naihui Miao
Name: Naihui Miao
Title:  Director & Vice Manager

Sellers:

/s/ Cuiping Liu
Name:  Cuiping Liu

/s/ WeiJie Chen
Name: Weijie Chen

/s/ Weihua Chen
Name: Weihua Chen

/s/ Yihong Yuan
Name: Yihong Yuan

Target Company: SHOUGUANG CITY RONGYUAN CHEMICAL CO, LTD.

/s/ Cuiping Liu
Name: Cuiping Liu
Title: Authorized Representative

AGREED as of the date first above written:

GULF RESOURCES, INC.

/s/ Xiaobin Liu
Name: Xiao Bin Liu
Title:  CEO

Exhibit 1

Designee of the Seller	Number of Shares to Be Issued
Cuiping Liu	21,513(0.296%)
Weijie Chen	7,559(0.104%)
Weihua Chen	2,895,576(39.84%)
Yihong Yuan	4,343,363(59.76%)
Total: 7,268,011 (100%)